PROSPECTUS SUPPLEMENT NO. 8 (To Prospectus dated May 1, 2006)	Filed pursuant to Rule 424(b)(3) Registration No. 333-133072
UROPLASTY, INC.
1,918,809 Shares of Common Stock
and
1,180,928 Shares of Common Stock
Issuable Upon Exercise of Warrants
This prospectus supplement relates to shares of our common stock that may be sold at various times by certain selling shareholders. You should read this prospectus supplement no. 8, the prior prospectus supplements and the prospectus dated May 1, 2006, which are to be delivered with this prospectus supplement. Our May 1, 2006 prospectus is a combined prospectus under Rule 429(a) of the Securities Act of 1933, as amended, with our prior prospectus dated July 29, 2005 and supplements thereto (See Registration No. 333-126737 filed with the Securities and Exchange Commission on July 20, 2005 and declared effective on July 29, 2005).
This prospectus supplement contains our Current report on Form 8-K relating to the cash and equity compensation plan for our independent Board members. This report was filed with the Securities and Exchange Commission on August 28, 2006. The attached information supplements and supersedes, in part, the information contained in the prospectus.
Our common stock is traded on the American Stock Exchange under the symbol “UPI.” On August 29, 2006, the closing price of our common stock on the American Stock Exchange was $1.76 per share.
This investment is speculative and involves a high degree of risk. See “Risk Factors” on page 6 of the prospectus to read about factors you should consider before buying shares of the common stock.
Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus Supplement dated August 30, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: August 28, 2006
UROPLASTY, INC.
(Exact name of registrant as specified in charter)

000-20989 (Commission File No.)	41-1719250 (IRS Employer Identification No.)
Minnesota
(State or other jurisdiction of incorporation or organization)
5420 Feltl Road
Minnetonka, Minnesota 55343
(Address of principal executive offices)
952-426-6140
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name and Address)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 of the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Effective for the quarter ending September 30, 2006, our Board of Directors has adopted a new cash and equity compensation plan for our independent Board members.
The cash compensation plan provides for the following:
A.	$2,500 per quarter as a Board Meeting Retainer
B.	$1,500 per quarter additional Retainer for the Board Chair
C.	$750 per quarter additional Retainer for the Chair of the Audit Committee
D.	$500 per quarter additional Retainer for the Chair of the Compensation Committee
E.	$1,000 fee for each in-person Board meeting held
F.	$500 fee for each Committee Meeting held
G.	$500 fee for each telephonic Board or Compensation Committee meeting held
The equity compensation plan, in the form of stock options, provides for the following:
A.	A grant of 45,000 shares upon the initial appointment (“Initial Grant”) to the Board of Directors, vesting one-third on the grant date, one-third on the first anniversary of the grant, and one-third on the second anniversary of the grant.
B.	An annual grant of 15,000 fully-vested shares given to each independent director in conjunction with our Annual Shareholders meeting. This annual grant does not begin for newly appointed independent directors until one year after the Initial Grant has become fully vested.
The Company intends to issue all shares under the above arrangements pursuant to our shareholder-approved 2006 Stock & Incentive Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: August 28, 2006

UROPLASTY, INC.
By:	/s/ Mahedi A. Jiwani
Mahedi A. Jiwani
Vice President, Chief Financial Officer and Treasurer